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                                                                    EXHIBIT 11.1

                               WEEKS CORPORATION
               COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK
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                                                  Three Months   Three Months
                                                      Ended          Ended
(In thousands, except per share data)             March 31,1996  March 31,1995
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
Weighted average number of common
  shares outstanding                                     11,156          7,675

Dilutive effect of outstanding stock options
  (determined under the Treasury Stock Method)               --             --

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Weighted average number of common
  and common equivalent shares outstanding               11,156          7,675
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Net income                                              $ 3,101         $2,067
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Per share data:
  Net income per share                                  $  0.28         $ 0.27
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